                                                          EXHIBIT 2.1

                                                          [Conformed Copy]


                       AGREEMENT AND PLAN OF REORGANIZATION


                  AGREEMENT AND PLAN OF REORGANIZATION made as of
        April 21, 1994 (the "Agreement") by FIRST COMMONWEALTH FINANCIAL CORPORATION, a Pennsylvania business corporation having its principal place of business at Old Courthouse Square, 22 North Sixth Street, Indiana, Pennsylvania ("FCFC"), and RELIABLE FINANCIAL CORPORATION, a Delaware corporation having its principal place of business at 428 Station Street, Bridgeville, Pennsylvania ("Reliable").

                               W I T N E S S E T H:

                  FCFC is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"); Reliable is a savings and loan holding company registered under the Savings and Loan Holding Company Act, as amended (the "Savings and Loan Holding Company Act"); and the Boards of Directors of FCFC and Reliable have determined that it is in the best interests of FCFC and Reliable to become affiliated by means of a merger of Reliable into a new Pennsylvania business corporation to be created by FCFC for the purposes of the merger and to be called Interim Reliable, Inc. ("Interim Reliable"), in which Interim Reliable will become a wholly-owned subsidiary of FCFC and the shareholders of Reliable will become shareholders of FCFC.

                  NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements herein contained and each intending to be legally bound hereby, covenant and agree as follows:

                  1. The Reorganization. The reorganization contemplated by this Agreement is the merger of Reliable into Interim Reliable (the "Merger") pursuant to the Plan of Merger substantially in the form attached hereto as Appendix A (the "Plan of Merger"). As provided in the Plan of Merger, on the Effective Date (as defined in Section 8(g) hereof) Reliable will be merged into Interim Reliable, which will be the surviving corporation; each share of Common Stock, par value $.01 per share, of Reliable (the "Reliable Stock") outstanding immediately before the Merger becomes effective will be converted into 1.6 shares of Common Stock, par value $1 per share, of FCFC (the "FCFC Stock").

                  2. Conditions. This Agreement and the consummation of the Merger are subject to the fulfillment at or before the Closing (as defined in Section 8(a) hereof) of the following conditions:

                  (a) Shareholder Approvals. This Agreement and the Plan of Merger shall have been approved by the affirmative votes of the holders of at least a majority of the issued and outstanding shares of Reliable Stock entitled to vote at the Reliable Shareholders' Meeting referred to in Section 6(b) hereof.

                  (b) Regulatory Approvals. The Merger shall have been approved by the Pennsylvania Department of Banking under the Pennsylvania Banking Code of 1965, as amended (the "Pennsylvania Banking Code") and the Pennsylvania Savings Association Code of 1967, as amended (the "Pennsylvania Savings Association Code"); the Merger shall have been approved by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act; the Merger shall have been approved by the Office of Thrift Supervision ("OTS") under the Savings and Loan Holding Company Act, and any other regulatory approvals necessary to the formation of Interim Reliable and the consummation of the Merger shall have been obtained. No action or suit to enjoin or prohibit the Merger shall have been filed by the United States under the antitrust laws in the periods of 30 days following the dates of the approvals by the Federal Reserve Board and the OTS.

                  (c) Federal Tax Opinion. FCFC and Reliable shall have received from Reed Smith Shaw & McClay, special counsel for FCFC and Reliable, an opinion in form and substance satisfactory to the parties and their respective counsel to the effect that:

                       (i) The Merger will constitute a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986 (the "Code");

                       (ii)  No gain or loss will be recognized to
                  Reliable, Interim Reliable or FCFC as a result of the Merger;

                       (iii) No gain or loss will be recognized to the Reliable shareholders upon the exchange of Reliable Stock for FCFC Stock (including fractional share interests to which they may be entitled);

                       (iv)  The basis of the FCFC Stock (including
                  fractional share interests to which they may be entitled) to be received by the Reliable shareholders will be the same as the basis of the Reliable Stock surrendered in exchange therefor;

                       (v)  The holding period of the FCFC Stock
                  (including fractional share interests to which they may be entitled) to be received by the Reliable shareholders will include the holding period of the Reliable Stock surrendered in exchange therefor, provided that the



                  Reliable Stock was held as a capital asset in the hands of the Reliable shareholders on the date of the exchange; and

                       (vi) The payment in cash in lieu of fractional share interests of FCFC Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by FCFC; these cash payments will be treated as having been received in full payment in exchange for the shares redeemed as provided in Section 302(a) of the Code.

                  (d) Securities Act Registration. The Registration Statement contemplated by Section 5(e) hereof shall have been filed by FCFC with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), and shall have been declared effective before the proxy statement/prospectus contained therein (the "Proxy Statement/Prospectus") is first mailed to the Reliable shareholders, and no stop order with respect to the effectiveness of the Registration Statement shall have been issued or any proceeding therefor initiated or threatened under the Securities Act. The Registration Statement, when and as declared effective by the SEC and on the date of the Reliable Shareholders' Meeting referred to in Section 6(b) hereof, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading. In addition, the FCFC Stock to be issued pursuant to the Plan of Merger shall have been duly registered or qualified under the securities or "blue sky" laws of all states in which such action is required for purposes of the initial issuance of such stock and its distribution to the Reliable shareholders entitled to receive it.

                  (e) Investment Banking Opinion. Reliable shall have received the fairness opinion of Ryan, Beck & Co., dated as of the date hereof and as of a date no earlier than five days before the Registration Statement is first filed with the SEC, to the effect that, as of that date, the terms of the Merger are fair, from a financial point of view, to Reliable and its shareholders.

                  (f) Representations and Warranties; Performance of Covenants. Except for changes approved by the other party or contemplated by this Agreement, the representations and warranties of the parties contained herein shall be true and correct on the Closing Date (as defined in Section 8(a) hereof) as though made on such date, and the parties shall have performed and complied with their respective agreements,


             covenants and conditions contained herein to be performed or complied with on or before the Closing Date.

                  (g) NYSE Listing. The shares of FCFC Stock issuable to the Reliable shareholders pursuant to this Agreement shall have been authorized for listing on the New York Stock Exchange (the "NYSE") upon official notice of issuance.

                  (h) Closing Requirements. All documents required to be exchanged at the Closing shall have been delivered.

                  (i) Affiliates' Agreements. FCFC shall have received from each of the persons identified by Reliable pursuant to
             Section 6(g) hereof an executed counterpart of an affiliate's agreement in the form contemplated by such Section which will be in full force and effect.

                  (j) Accountant's Opinion. FCFC shall have received from Jarrett * Stokes & Co., certified public accountants, an opinion in form and substance satisfactory to FCFC and its counsel to the effect that, as of the Closing, the Merger meets the requirements for pooling of interests accounting treatment under generally accepted accounting principles and the accounting rules of the SEC;

        provided, however, that the requirements of paragraphs (i) and (j) shall be conditions to the consummation of the Merger only if asserted by FCFC.

                  3. Representations and Warranties of FCFC. FCFC represents and warrants to Reliable that:

                  (a) Organization. FCFC is a business corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is duly registered under the Bank Holding Company Act. FCFC has full corporate power and legal authority (including all licenses, franchises, permits and other governmental authorizations that are legally required) to own its assets and to transact the business in which it is engaged and proposes to engage.

                  (b) Capitalization. The authorized capital stock of FCFC consists of 3,000,000 shares of Preferred Stock, par value $1 per share, none of which has been issued, and 25,000,000 shares of Common Stock, par value $5 per share, of which 18,642,024 shares are presently issued and outstanding. The Board of Directors of FCFC has submitted to a vote of its shareholders at their annual meeting to be held on April 23, 1994 a proposal to amend its articles of incorporation to increase its authorized Common Stock to 100,000,000 shares and reduce the par value from $5 to $1 per share. If approved by the shareholders, the amendments are expected to become effective on or about April 26, 1994. All of such


             issued shares are, and upon consummation of the Merger and issuance thereof the shares of FCFC Stock to be issued pursuant to the Plan of Merger will be, duly and validly authorized and issued, fully paid and nonassessable. Other than the provisions of this Agreement calling for the issuance of FCFC Stock, shares of FCFC Common Stock that may be issued from time to time under FCFC's employee stock ownership plan and except as previously disclosed in writing to Reliable, FCFC is not a party to or bound by any option, call, warrant or other commitment or agreement obligating FCFC at present or upon the occurrence of any event to issue or sell any FCFC Stock or other capital stock of FCFC.

                  (c) Subsidiaries. FCFC has the following subsidiaries (the "Subsidiaries"): Central Bank, a Pennsylvania-chartered bank and trust company having its principal place of business in Hollidaysburg, Pennsylvania; Cenwest National Bank, a national banking association having its principal place of business in Johnstown, Pennsylvania; Deposit Bank, a Pennsylvania-chartered bank and trust company having its principal place of business in DuBois, Pennsylvania; First National Bank of Leechburg, a national banking association having its principal place of business in Leechburg, Pennsylvania; National Bank of the Commonwealth, a national banking association having its principal place of business in Indiana, Pennsylvania; Peoples Bank and Trust Company, a Pennsylvania-chartered bank and trust company having its principal place of business in Jennerstown, Pennsylvania; Peoples Bank of Western Pennsylvania, a Pennsylvania-chartered bank having its principal place of business in New Castle, Pennsylvania; First Commonwealth Trust Company, a Pennsylvania-chartered trust company having its principal place of business in Indiana, Pennsylvania and engaged in rendering general trust services; Commonwealth Systems Corporation, a Pennsylvania business corporation having its principal place of business in Indiana, Pennsylvania and engaged in rendering data processing services; and Commonwealth Trust Credit Life Insurance Company, an Arizona insurance corporation having its principal place of business in Phoenix, Arizona ("Commonwealth Trust") and engaged as a reinsurer of credit life and credit accident and health insurance. Each Subsidiary has full corporate power and legal authority (including all licenses, franchises, permits and other governmental authorizations that are legally required) to own its assets and to transact the business in which it is engaged and proposes to engage. FCFC owns all the issued and outstanding shares of capital stock of its Subsidiaries free and clear of any liens, security interests or other encumbrances, except for Commonwealth Trust which is 50% owned. FCFC has no other direct or indirect subsidiaries.





                  (d) Corporate Authority; Absence of Violation. The Board of Directors of FCFC has authorized the execution, delivery and performance of this Agreement and the Plan of Merger and no approval of the FCFC shareholders is required therefor, FCFC has the full power, authority and legal right to enter into this Agreement, this Agreement has been duly and validly executed and delivered by FCFC and this Agreement constitutes a valid and binding obligation of FCFC enforceable in accordance with its terms except to the extent enforcement is limited by bankruptcy, insolvency or other similar laws of general application affecting creditors' rights or by the application by a court of equitable principles. Neither the execution or delivery hereof, the consummation of the Merger nor compliance by FCFC with any of the provisions of this Agreement will violate any provision of the Articles of Incorporation or By-Laws of FCFC or any of its Subsidiaries or conflict with or result in a material breach of or material default under any material agreement, obligation or instrument to which FCFC or any of its Subsidiaries is a party or by which any is bound, or violate any order or decree of any court or any statute, rule or regulation applicable to FCFC or any of its Subsidiaries or the properties or assets of any of them.

                  (e) Financial Statements. FCFC has delivered to Reliable FCFC's Annual Reports on Form 10-K for 1989, 1990, 1991, 1992 and 1993 and Annual Reports to Shareholders for 1989, 1990, 1991, 1992 and 1993, containing consolidated balance sheets of FCFC at December 31, 1989, 1990, 1991, 1992 and 1993 and consolidated statements of income, changes in shareholders' equity and cash flows of FCFC for each of the five years in the period ended December 31, 1993, all audited by Jarrett * Stokes & Co. (or its predecessor Jarrett & Co.), certified public accountants. All such financial statements (including the related notes and schedules) have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and present fairly, in all material respects, the consolidated financial position of FCFC and its wholly-owned Subsidiaries and the consolidated results of their operations and cash flows at their respective dates and for the respective periods then ended.

                  (f) Absence of Undisclosed Liabilities. Except as reflected or reserved against in FCFC's December 31, 1993 consolidated balance sheet and except as previously disclosed in writing to Reliable, as of December 31, 1993 there was no liability or obligation of FCFC or any of its Subsidiaries of any nature, due or to become due, absolute, contingent or otherwise, including liability for or in respect of taxes, required to be reflected or reserved against therein by generally accepted accounting principles.




                  (g) Absence of Certain Changes. Except as previously disclosed in writing to Reliable, since December 31, 1993 there has not been:

                       (i)  any material change in the condition,
                  financial or otherwise, or in the assets, liabilities or business of FCFC or any of its Subsidiaries, other than changes in the ordinary course of business which do not in the aggregate materially and adversely affect the business of FCFC and its Subsidiaries;

                       (ii) any damage to or destruction or loss of property of FCFC or any of its Subsidiaries (whether or not insured) which has had or may be reasonably expected to have a material adverse effect on the business of FCFC and its Subsidiaries; or

                       (iii) any sale or transfer of any assets or any cancellation of any debts or claims of FCFC or any of its Subsidiaries except in the ordinary course of business or any mortgage, pledge or subjection to lien, charge or encumbrance of any kind of any material assets of any of them other than statutory liens for obligations not yet delinquent.

                  (h) Taxes. The Federal income tax returns of FCFC and its Subsidiaries have either been audited by the IRS or closed by statute for all periods ending on or before December 31, 1990. All taxes, deficiencies, interest and penalties which are reflected as due under such returns or which have been assessed as a result of such audits have been paid in full, and there are no outstanding agreements to extend periods during which additional assessments may be made. Federal income tax returns required for all periods beginning after December 31, 1990 and all returns in respect of all other Federal, state and local taxes of any kind required to be filed by FCFC and its Subsidiaries have been timely filed, and all taxes, interest and penalties due in respect of such periods have been paid. To the best of FCFC's knowledge there is no proposed deficiency, assessment, penalty or delinquency with respect to any of such returns or any of the taxes reflected as due and payable thereby.

                  (i) Properties. Except as previously disclosed in writing to Reliable, FCFC and its Subsidiaries have good and marketable title to all of their real estate and assets (including those reflected in FCFC's December 31, 1993 consolidated balance sheet except such as have been disposed of in the ordinary course of business) free of any mortgage, encumbrance, lien or security interest, except pledges of assets to secure public deposits and minor imperfections in title and encumbrances which do not materially detract from the value or impair the use of the properties affected


             thereby. All material leases under which FCFC or any of its Subsidiaries leases real or personal property, as lessee, are valid and effective in accordance with their terms, and there is no material existing default by FCFC or any of its Subsidiaries under such leases or any event which with notice or the lapse of time or both would constitute such a material default.

                  (j) Compliance with Laws. To the best of FCFC's knowledge, FCFC and its Subsidiaries are in substantial compliance with all laws, rules, regulations and other legal requirements applicable to them.

                  (k) Litigation and Administrative Proceedings. Except as previously disclosed in writing to Reliable, there is no action, suit, arbitration or administrative proceeding or investigation to which FCFC or any of its Subsidiaries is or may be a party or subject which is pending, or to FCFC's knowledge threatened, in which there could be a judgment, order, decree, liability, fine, penalty, injunction or cease-and-desist order which would have a material adverse effect on its condition, financial or otherwise, or the conduct of its business.

                  (l) Employee Benefit Plans. All retirement and employee benefit or welfare plans of FCFC or its Subsidiaries have been maintained and operated in accordance with their terms, and all such plans which are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), have been maintained and operated in material compliance with all applicable provisions of ERISA and the regulations thereunder and are not subject to any accumulated funding deficiency within the meaning of ERISA and the regulations thereunder or to any outstanding liability to the Pension Benefit Guaranty Corporation. No "prohibited transaction" has occurred and is continuing with respect to any such plan, nor has any "reportable event" occurred with respect thereof, as such terms are defined in ERISA and the regulations thereunder, and no such plan is a "Multiemployer Plan" or a "Multiple Employer Plan", as such terms are defined in ERISA and the regulations thereunder.

                  (m) Registration Statement. The Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading at the time the Registration Statement is declared effective by the SEC, at the time the Proxy Statement/Prospectus is distributed to the Reliable shareholders or at the time of the Reliable Shareholders' Meeting, except that no representation or warranty is made with respect to the



             information furnished by Reliable specifically for inclusion therein.

                  4.  Representations and Warranties of Reliable.
        Reliable represents and warrants to FCFC that:

                  (a) Organization. Reliable is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly registered under the Savings and Loan Holding Company Act. Reliable has full corporate power and legal authority (including all licenses, franchises, permits and other governmental authorizations that are legally required) to own its assets and to transact the business in which it is engaged and proposes to engage.

                  (b) Capitalization. The authorized capital stock of Reliable consists of 1,000,000 shares of Preferred Stock, par value $.01 per share, none of which has been issued, and 4,000,000 shares of Common Stock, par value $.01 per share, of which 1,410,194 shares are presently issued and outstanding, 50,048 shares are held as treasury shares and 11,336 shares are covered by outstanding stock options. All of such issued shares have been duly authorized and are duly and validly issued, fully paid and nonassessable. Except for shares of Reliable Common Stock that may be issued upon exercise of the foregoing stock options, Reliable is not a party to or bound by any option, call, warrant or other commitment or agreement obligating Reliable at present or upon the occurrence of any event to issue or sell any Reliable Stock or other capital stock of Reliable.

                  (c) Subsidiaries. Reliable has the following subsidiary (the "Subsidiary"): Reliable Savings and Loan Association of Bridgeville, PA, trading and doing business as Reliable Savings Bank, PaSA ("Reliable Savings Bank"). Reliable Savings Bank is a permanent reserve fund stock savings and loan association duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania having its principal place of business in Bridgeville, Pennsylvania; it is duly authorized to engage in the savings and loan business as an insured savings and loan association under the Federal Deposit Insurance Act, as amended; it is a member in good standing of the Federal Home Loan Bank of Pittsburgh; and all eligible accounts of depositors issued by Reliable Savings Bank are insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC") to the fullest extent permitted by law. The Subsidiary has full corporate power and legal authority (including all licenses, franchises, permits and other governmental authorizations that are legally required) to own its assets and to transact the business in which it is engaged and proposes to engage. Reliable owns all the issued and outstanding shares of


             capital stock of its Subsidiary free and clear of any liens, security interests or other encumbrances. Reliable has no other direct or indirect subsidiaries.

                  (d) Corporate Authority; Absence of Violation. The Board of Directors of Reliable has authorized the execution and delivery of this Agreement and the Plan of Merger, has directed or will direct that this Agreement and the Plan of Merger be submitted to the Reliable shareholders for their approval and, subject to such approval, has authorized the performance of this Agreement and the Plan of Merger and the consummation of the Merger. Reliable has the full power, authority and legal right to enter into this Agreement and the Plan of Merger, this Agreement has been duly and validly executed and delivered by Reliable and this Agreement constitutes and the Plan of Merger when executed and delivered by Reliable as herein provided will constitute, a valid and binding obligation of Reliable enforceable in accordance with its terms except to the extent enforcement is limited by bankruptcy, insolvency or other similar laws of general application affecting creditors' rights or by the application by a court of equitable principles. Neither the execution or delivery hereof or of the Plan of Merger, the consummation of the Merger nor compliance by Reliable with any of the provisions of this Agreement or the Plan of Merger will violate any provision of the Articles of Incorporation or By-Laws of Reliable or its Subsidiary or conflict with or result in a material breach of or material default under any material agreement, obligation or instrument to which Reliable or its Subsidiary is a party or by which any is bound, or violate any order or decree of any court or any statute, rule or regulation applicable to Reliable or its Subsidiary or the properties or assets of any of them.

                  (e) Financial Statements. Reliable has delivered to FCFC (i) Auditors' Reports for the years ended September 30, 1989, 1990 and 1991, containing consolidated balance sheets of Reliable at September 30, 1989, 1990 and 1991 and consolidated statements of income and retained earnings and cash flows of Reliable for each of the three years in the period ended September 30, 1991, all audited by Edwards
             Leap & Sauer, certified public accountants, (ii) Reliable's Annual Reports on Form 10-K for the fiscal years ended September 30, 1992 and 1993 and Annual Reports to Stockholders for the fiscal years ended September 30, 1992 and 1993, containing consolidated balance sheets of Reliable at September 30, 1992 and 1993 and consolidated statements of income, changes in stockholders' equity and cash flows of Reliable for each of the two years in the period ended September 30, 1993, all audited by Edwards Leap & Sauer, certified public accountants, and (iii) Reliable's Quarterly Report on Form 10-Q for the quarter ended December 31, 1993, containing a consolidated balance sheet of Reliable at



             December 31, 1993 and consolidated statements of income, changes in stockholders' equity and cash flows for the three-month periods ended December 31, 1992 and 1993, all unaudited. All of such financial statements (including the related notes and schedules) have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and present fairly, in all material respects, the consolidated financial position of Reliable and its Subsidiary and the consolidated results of their operations and cash flows at their respective dates and for the respective periods then ended. The total equity capital of Reliable as of December 31, 1993 was not less than $30,175,000. In the case of the unaudited interim statements, all normal recurring adjustments and such additional adjustments as are, in the opinion of management, necessary for a fair statement of the results for the interim period were made.

                  (f) Absence of Undisclosed Liabilities. Except as reflected or reserved against in Reliable's December 31, 1993 consolidated balance sheet and except as previously disclosed in writing to FCFC, as of December 31, 1993 there was no liability or obligation of Reliable or its Subsidiary of any nature, due or to become due, absolute, contingent or otherwise, including liability for or in respect of taxes, required to be reflected or reserved against therein by generally accepted accounting principles.

                  (g) Absence of Certain Changes. Except as previously disclosed in writing to FCFC, since December 31, 1993 there has not been:

                       (i)  any material change in the condition,
                  financial or otherwise, or in the assets, liabilities or business of Reliable or its Subsidiary, other than changes in the ordinary course of business which do not in the aggregate materially and adversely affect the business of Reliable and its Subsidiary;

                       (ii) any damage to or destruction or loss of property of Reliable or its Subsidiary (whether or not insured) which has had or may have a material adverse effect on the business of Reliable and its Subsidiary;

                       (iii) any sale or transfer of any assets or any cancellation of any debts or claims of Reliable or its Subsidiary except in the ordinary course of business or any mortgage, pledge or subjection to lien, charge or encumbrance of any kind of any material assets of any of them other than statutory liens for obligations not yet delinquent;





                       (iv) any increase in the compensation payable or to become payable to any of the officers, agents or employees of Reliable or its Subsidiary or any bonus arrangement with any of them other than merit increases in accordance with past practices, normal cost-of-living increases, regular bonuses and normal increases related to promotions or increased job responsibilities; or any adoption or modification of any pension, profit sharing or other compensation plan or arrangement; or

                       (v) any declaration, payment or setting aside of a dividend or distribution in respect of Reliable Stock other than as would be permissible under Section 7(b) hereof or any direct or indirect purchase of any Reliable Stock.

                  (h) Taxes. The Federal income tax returns of Reliable and its Subsidiary have either been audited by the IRS or closed by statute for all periods ending on or before September 30, 1989. All taxes, deficiencies, interest and penalties which are reflected as due under such returns or which have been assessed as a result of such audits have been paid in full, and there are no outstanding agreements to extend periods during which additional assessments may be made. Federal income tax returns required for all periods beginning after September 30, 1989 and all returns in respect of all other Federal, state and local taxes of any kind required to be filed by Reliable and its Subsidiary have been timely filed, and all taxes, interest and penalties due in respect thereof have been paid. Except as previously disclosed in writing to FCFC, to the best of Reliable's knowledge there is no proposed deficiency, assessment, penalty or delinquency with respect to any of such returns or any of the taxes reflected as due and payable thereby.

                  (i) Properties. Except as previously disclosed in writing to FCFC, Reliable and its Subsidiary have good and marketable title to all of their real estate and assets (including those reflected in Reliable's December 31, 1993 consolidated balance sheet except such as have been disposed of in the ordinary course of business) free of any mortgage, encumbrance, lien or security interest, except pledges of assets to secure public deposits and minor imperfections in title and encumbrances which do not materially detract from the value or impair the use of the properties affected thereby. All material leases under which Reliable or its Subsidiary leases real or personal property, as lessee, are valid and effective in accordance with their terms, and there is no material existing default by Reliable or its Subsidiary under such leases or any event which with notice or the lapse of time or both would constitute such a material default.





                  (j) Employment Contracts. Except as previously disclosed in writing to FCFC, neither Reliable nor its Subsidiary is a party or subject to any contract of employment not terminable at will or any profit sharing, incentive compensation, bonus, thrift, savings or other employee benefit or welfare plan providing for employer contributions other than the profit sharing plan referred to in Section 4(m) hereof or group insurance or medical plans.

                  (k) Compliance with Laws. To the best of Reliable's knowledge, Reliable and its Subsidiary are in substantial compliance with all laws, rules, regulations and other legal requirements applicable to them.

                  (l) Litigation and Administrative Proceedings. Except as previously disclosed in writing to FCFC, there is no action, suit, arbitration or administrative proceeding or investigation to which Reliable or its Subsidiary is or may be a party or subject which is pending, or to Reliable's knowledge threatened, in which there could be a judgment, order, decree, liability, fine, penalty, injunction or cease-and-desist order which would have a material adverse effect on its condition, financial or otherwise, or the conduct of its business.

                  (m) Employee Benefit Plans. Except as previously disclosed in writing to FCFC, neither Reliable nor its Subsidiary has any contract or plan providing for retirement benefits. All retirement and employee benefit or welfare plans of Reliable or its Subsidiary have been maintained and operated in accordance with their terms, and all such plans which are subject to ERISA have been maintained and operated in material compliance with all applicable provisions of ERISA and the regulations thereunder and are not subject to any accumulated funding deficiency within the meaning of ERISA and the regulations thereunder or to any outstanding liability to the Pension Benefit Guaranty Corporation. No "prohibited transaction" has occurred and is continuing with respect to any such plan, nor has any "reportable event" occurred in respect thereof, as such terms are defined in ERISA and the regulations thereunder, and no such plan is a "Multiemployer Plan" or a "Multiple Employer Plan", as such terms are defined in ERISA and the regulations thereunder.

                  (n) Proxy Statement/Prospectus. None of the information relating to Reliable to be included in the Proxy Statement/Prospectus will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading at the time the Proxy Statement/ Prospectus is distributed to the Reliable shareholders or at the time of the Reliable Shareholders' Meeting, except that


             no representation or warranty is made with respect to the information furnished by FCFC specifically for inclusion therein.

                  5. Covenants and Actions of FCFC Pending the Closing. Between the date hereof and the Closing Date:

                  (a) Formation of Interim Reliable. FCFC shall cause Interim Reliable to be incorporated as a business corporation under the Pennsylvania Business Corporation Law of 1988, as amended (the "Pennsylvania Business Corporation Law"), and as a wholly-owned subsidiary of FCFC by filing with the Pennsylvania Department of State Articles of Incorporation of Interim Reliable in substantially the form attached hereto as Appendix B and by filing with the Federal Reserve Board an application for approval of the Merger under the Bank Holding Company Act. FCFC shall take or cause to be taken all actions (including the payment of all fees in connection therewith) necessary for such applications to be approved. FCFC shall contribute to the capital, surplus and expense fund of Interim Reliable such amounts as may be required by the Pennsylvania Department of Banking under the Pennsylvania Banking Code to permit Interim Reliable to be incorporated and to consummate the Merger.

                  (b) Plan of Merger. After Interim Reliable is incorporated and may execute and deliver the Plan of Merger, FCFC will cause Interim Reliable to execute and deliver the Plan of Merger and will ensure that all issued and outstanding shares of the capital stock of Interim Reliable are voted to approve the Merger.

                  (c) Proxy Statement/Prospectus. FCFC will cooperate with Reliable in the preparation and filing of the Proxy Statement/Prospectus in accordance with the requirements of the proxy rules of the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                  (d) Regulatory Approvals. FCFC will file an application with the Pennsylvania Department of Banking for its approval of the Merger under the Pennsylvania Banking Code and the Pennsylvania Savings Association Code, an application with the OTS for its approval of the Merger under the Savings and Loan Holding Company Act and any other applications with any other regulatory agencies having jurisdiction that may be necessary for the consummation of the Merger. FCFC will take all actions necessary for such applications to be approved and will provide Reliable with copies of all correspondence and notices to or from such agencies concerning such applications.

                  (e) Registration Statement. As soon as practicable after the date hereof, FCFC will prepare and file with the



             SEC under the Securities Act a registration statement on Form S-4, or other appropriate form, for the registration of the shares of FCFC Stock to be issued pursuant to the Plan of Merger (the "Registration Statement"), which will include a preliminary form of the Proxy Statement/Prospectus. FCFC will not be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, information furnished to FCFC by Reliable for use therein. FCFC will provide Reliable with copies of all correspondence, comment letters or notices to or from the SEC concerning or relating to the Registration Statement and will advise Reliable promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order with respect to the effectiveness thereof, of the suspension of the qualification of the FCFC Stock issuable in connection with the Merger for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or the filing or submission of additional information.

                  (f) Stock Exchange Listing. FCFC will use all reasonable efforts to cause the shares of FCFC Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

                  (g) Access to Properties and Records. Between the date of this Agreement and the Effective Date, FCFC will give Reliable and its authorized representatives reasonable access during normal business hours to the properties, books and records of FCFC and its Subsidiaries and will cause their officers to furnish such additional financial and operating data and other information as Reliable may reasonably request, subject to the obligation of Reliable and its authorized representatives to maintain the confidentiality of all information concerning FCFC and its Subsidiaries furnished to Reliable or obtained by Reliable by reason of such access, whether before or after the date of this Agreement.

                  (h) Notice of Actions and Proceedings. FCFC will promptly notify Reliable of any actions, claims or legal, administrative or arbitration proceedings or investigations threatened or commenced against FCFC or its Subsidiaries, which, if pending on the date hereof, would have been required to be disclosed to Reliable to assure the accuracy of the representations of FCFC contained in Section 3(k) hereof or which otherwise relate to, or affect, the business or assets of FCFC or its Subsidiaries in any material respect



             or the consummation of the Merger and the transactions contemplated hereby.

                  6. Covenants and Actions of Reliable Pending the Closing. Between the date hereof and the Closing Date:

                  (a) Plan of Merger. After Interim Reliable is incorporated and may execute and deliver the Plan of Merger, Reliable will execute and deliver the Plan of Merger.

                  (b) Shareholders' Meeting. Reliable will take appropriate action to call a meeting of its shareholders (the "Reliable Shareholders' Meeting"), to be held not more than 45 days following the effective date of the Registration Statement, to consider approval of this Agreement and the Plan of Merger. Subject to its continuing fiduciary duties to Reliable's shareholders, Reliable's Board of Directors will use its best efforts to secure such approval. In connection with the Reliable Shareholders' Meeting, Reliable will duly solicit, in compliance with Section 14(a) of the Exchange Act, the vote of the Reliable shareholders by mailing or delivering to each such shareholder on the date such Registration Statement is declared effective by the SEC or as soon thereafter as practicable the Proxy Statement/ Prospectus in the form filed by FCFC with the SEC pursuant to Rule 424(b) under the Securities Act in connection with the Registration Statement.

                  (c) Proxy Statement/Prospectus. Reliable will cooperate with FCFC in the preparation and filing of the Proxy Statement/Prospectus in accordance with the requirements of the proxy rules of the SEC under the Exchange Act and the filing thereof as part of the Registration Statement. Reliable will not be liable for any untrue statement of a material fact or omission to state a material fact in the Proxy Statement/Prospectus made in reliance upon, and in conformity with, information furnished to Reliable by FCFC for use therein.

                  (d) Regulatory Approvals. Reliable will cooperate with FCFC in the preparation and filing of an application with the OTS for its approval of the Merger under the Savings and Loan Holding Company Act and any other applications with any other regulatory agencies having jurisdiction that may be necessary for the consummation of the Merger. Reliable will publish all notices in connection with such applications, supply all information reasonably requested by FCFC or any such regulatory agency in connection with such applications and take any other actions required on the part of Reliable for such applications to be approved.

                  (e) Access to Properties and Records. Between the date of this Agreement and the Effective Date, Reliable will give



             FCFC and its authorized representatives reasonable access during normal business hours to the properties, books and records of Reliable and its Subsidiary and will cause their officers to furnish such additional financial and operating data and other information as FCFC may reasonably request, subject to the obligation of FCFC and its authorized representatives to maintain the confidentiality of all information concerning Reliable and its Subsidiary furnished to FCFC or obtained by FCFC by reason of such access, whether before or after the date of this Agreement.

                  (f) Notice of Actions and Proceedings. Reliable will promptly notify FCFC of any actions, claims or legal, administrative or arbitration proceedings or investigations threatened or commenced against Reliable or its Subsidiary, which, if pending on the date hereof, would have been required to be disclosed to FCFC to assure the accuracy of the representations of Reliable contained in Section 4(1) hereof or which otherwise relate to, or affect, the business or assets of Reliable or its Subsidiary in any material respect or the consummation of the Merger and the transactions contemplated hereby.

                  (g) Reliable Affiliates. Reliable will furnish FCFC with a schedule of all holders of Reliable Stock and other persons who on the date of the Reliable Shareholders' Meeting may be deemed to be affiliates of Reliable within the meaning of Rule 145 under the Securities Act and will use its best efforts to assist FCFC in obtaining from each of such persons an executed affiliate's agreement in a form reasonably satisfactory to counsel for FCFC and counsel for Reliable.
             To permit the Merger to be accounted for as a pooling of interests, each affiliate's agreement will include an undertaking that the affiliate will not sell, assign, pledge, transfer or otherwise dispose of any of his Reliable Stock or any of the FCFC Stock to be received by the affiliate in the Merger, except at such time and in such quantities as are permitted in Section 201.01 of the SEC's Codification of Financial Reporting Polices and Staff Accounting Bulletin Nos. 65 and 76.

                  7. Covenants and Actions of FCFC and Reliable Pending the Closing. Between the date hereof and the Closing Date:

                  (a) Conduct of Business in Ordinary Course. Pending the Merger, the business and operations of each of FCFC and Reliable and their Subsidiaries will be conducted only in the ordinary course, and each will use its best efforts, and will cause each of its Subsidiaries to use its best efforts, to preserve its business organization intact and to preserve its goodwill with its customers and others having business relations with it, and neither FCFC nor Reliable will, without the prior written consent of the other or except as


             expressly contemplated herein or previously disclosed in writing to the other:

                       (i) amend its Articles of Incorporation or its By-Laws;

                       (ii) issue, sell, purchase, acquire or redeem, or grant options or rights to purchase, any shares of its capital stock or other securities other than, in the case of FCFC, transactions in connection with its employee stock ownership plan and, in the case of Reliable, shares issued upon proper exercise of any of the options described in Section 4(b) hereof; or

                       (iii) take any action which if taken prior to the
                  date hereof would have constituted a breach of any representation or warranty contained herein or permit any of its Subsidiaries to do so.

                  (b) Reliable Dividends. Reliable will not declare, pay or set aside a dividend or other distribution in respect of its capital stock other than cash dividends declared prior to the date hereof and regular quarterly cash dividends each in an amount no greater than $.40 per share and each having both a record date and a payment date the same as the regular quarterly cash dividend of FCFC.

                  (c) Satisfaction of Conditions. Each party will exercise its best efforts to assure that all conditions to the obligations of the other party under this Agreement are fulfilled.

                  8.  Closing and Effective Date.

                  (a) Closing Date. The transactions contemplated hereby will be consummated at a closing (the "Closing") to be held at the offices of Reliable, 428 Station Street, Bridgeville, Pennsylvania, at 10:00 A.M., local time, on September 26, 1994, on such earlier date as the parties may agree or, in the event all conditions to the consummation of the Merger other than the Closing shall not have been satisfied prior to September 26, 1994, on the earliest practicable date following satisfaction of such conditions (the "Closing Date"). At the Closing the parties will exchange the certificates and other documents provided for in this Section.

                  (b) Closing Certificate of FCFC. At the Closing, FCFC will deliver to Reliable a certificate dated the Closing Date of its chief executive officer, its chief financial officer and its Secretary to the effect that:





                       (i) except for changes approved by Reliable or contemplated hereby, the representations and warranties of FCFC contained herein are true and correct in all material respects on the Closing Date as if made on such date;

                       (ii) FCFC has performed and complied with all agreements, covenants and conditions to be performed or complied with by FCFC hereunder on or before the Closing Date;

                       (iii) Interim Reliable has been duly organized under the Pennsylvania Business Corporation Law;

                       (iv)  the Merger has been approved by the
                  Pennsylvania Department of Banking under the Pennsylvania Banking Code and the Pennsylvania Savings Association Code;

                       (v) the Merger has been approved by the OTS under the Savings and Loan Holding Company Act;

                       (vi) the Merger has been approved by the Federal Reserve Board under the Bank Holding Company Act;

                       (vii) periods of 30 days have expired since the dates of the approvals by the OTS and the Federal Reserve Board referred to in (v) and (vi) above without a stay of effectiveness of either such approval by reason of the filing of an action by the United States under the antitrust laws during that period; and

                       (viii)  the Registration Statement has been
                  declared effective by the SEC by an order, and that, to the best knowledge of such officers after due inquiry, no stop order with respect to the effectiveness of the Registration Statement has been issued nor any proceeding therefor initiated or threatened under the Securities Act.

                  (c) Closing Certificate of Reliable. At the Closing, Reliable will deliver to FCFC a certificate dated the Closing Date of its chief executive officer, its chief financial officer and its Secretary to the effect that:

                       (i)  except for changes approved by FCFC or
                  contemplated hereby, the representations and warranties of Reliable contained herein are true and correct in all material respects on the Closing Date as if made on such date;

                       (ii) Reliable has performed and complied with all agreements, covenants and conditions to be performed or


                  complied with by Reliable hereunder on or before the Closing Date;

                       (iii) the holders of the requisite number of shares of Reliable Stock have approved this Agreement and the Plan of Merger; and

                       (iv) lists submitted to FCFC contain the names of all holders of Reliable Stock who voted in favor of the Merger and the number of shares owned by each such shareholder.

                  (d) Opinion of Counsel for FCFC. Reliable will receive from counsel for FCFC, an opinion or opinions, dated the Effective Date and in form and substance satisfactory to Reliable and its counsel, with respect to the validity of the Merger, the due authorization and issuance of the FCFC Stock to be issued in connection with the Merger and such other matters related thereto as may be agreed upon by FCFC and Reliable.

                  In rendering such opinions, such counsel may rely as to
             matters of fact, to the extent such counsel deems such reliance necessary or appropriate, upon certificates of public officials and of responsible officers of FCFC, provided that the extent of such reliance is specified in the opinion and executed counterparts of such certificates have been furnished to Reliable.

                  (e) Opinion of Counsel for Reliable. FCFC will receive from counsel for Reliable, an opinion or opinions, dated the Effective Date and in form and substance satisfactory to FCFC and its counsel, with respect to the validity of the Merger and such other matters related thereto as may be agreed upon by FCFC and Reliable.

                  In rendering such opinions, such counsel may rely as to
             matters of fact, to the extent such counsel deems such reliance necessary or appropriate, upon certificates of public officials and responsible officers of Reliable, provided that the extent of such reliance is specified in the opinion and executed counterparts of such certificates have been furnished to FCFC.

                  (f) Additional Documents. At or before the Closing, each party shall have received from the other such certified or other copies of such documents and proceedings in connection with the transactions contemplated hereby as such party or its counsel may reasonably request.

                  (g) Effective Date of Merger.  Upon the delivery of all
             documents to be delivered at the Closing, FCFC and Reliable will file with the Delaware Secretary of State and the



             Pennsylvania Department of State the Certificate of Merger and Articles of Merger, respectively, provided for in the Plan of Merger, specifying that the Merger will be effective as of the close of business on the last day of the month in which the Closing occurs or such other date and time as the parties may agree (the "Effective Date").

                  9. Board of Directors of Reliable Savings Bank Following Effective Date. Upon the Merger becoming effective and without the necessity of any further corporate action by Reliable Savings Bank, the number of directors of Reliable Savings Bank shall be increased by two and such vacancies shall be filled by
        E. James Trimarchi and Joseph E. O'Dell, who shall hold office until the 1995 and 1997 annual meetings of the Reliable Savings Bank shareholders, respectively, and until their respective successors have been duly elected and qualified.

                  10.  Other Agreements of FCFC and Reliable.

                  (a) FCFC covenants that it will issue to the former holders of Reliable Stock the shares of FCFC Stock to which they are entitled in accordance with the provisions of the Plan of Merger and that it will perform all other obligations of FCFC under the Plan of Merger.

                  (b) FCFC covenants that it will advance funds to Interim Reliable to make any required payments to the holders of Reliable Stock.

                  11.  Termination.

                  (a) Mutual Consent. FCFC and Reliable may terminate this Agreement and the Plan of Merger by written mutual consent of their respective Boards of Directors at any time before the Effective Date, without liability of any party, notwithstanding prior approval by the Reliable shareholders, and such consent shall not be unreasonably withheld by FCFC or Reliable.

                  (b) Failure of Conditions. Notwithstanding prior approval by the Reliable shareholders, either FCFC or Reliable may, without liability of any party, terminate this Agreement and the Plan of Merger by written notice to the other in the event of a failure to satisfy before June 30, 1995 any of the conditions to its obligations under this Agreement, if such failure occurred despite the good faith effort of the party electing to terminate to perform all agreements and covenants and to satisfy all conditions required to be performed or satisfied by it.







                  12.  Miscellaneous.

                  (a) Brokers. FCFC and Reliable each represents and warrants that except as previously disclosed in writing to the other party, it is not obligated to pay any brokerage commissions, finder's fees or other like payments in connection with the transactions contemplated hereby. Each party agrees to pay or discharge and to indemnify and hold the other harmless from and against any and all claims or liabilities for brokerage commissions, finder's fees and other like payments incurred by such party in connection with the transactions contemplated hereby.

                  (b) Expenses. The fees and expenses of Reed Smith Shaw & McClay related to this Agreement and the Plan of Merger, the federal tax opinion referred to in Section 2(c) hereof, the Proxy Statement/Prospectus and the consummation of the Merger shall be borne equally by the parties hereto. The fees and expenses of Reed Smith Shaw & McClay related to the regulatory approvals referred to in Section 2(b) hereof shall be borne by FCFC. Each party shall bear its own other expenses incurred in connection with this Agreement, the Merger and all related transactions, including fees of accountants, attorneys and investment advisors. The obligations of the parties under this Section 12(b) shall survive any termination of this Agreement.

                  (c) Further Assurances. Each party shall execute and deliver such instruments and take such other actions as the other party hereto may reasonably request in order to carry out the intent and purposes hereof and the Plan of Merger.

                  (d) Survival. Except for those contained in Sections 3(m) and 4(n) hereof, the representations and warranties of the parties contained herein or in any schedule or certificate delivered in connection herewith shall not survive the Closing and Effective Date but expire with and be terminated and extinguished by the consummation of the Merger contemplated hereby.

                  (e) Amendment and Waiver. Subject to applicable law, this Agreement may be amended in any respect by an instrument in writing signed by an authorized officer of each of FCFC and Reliable, whether before or after the Reliable Shareholders' Meeting, at any time before the Effective Date, except that no such amendment after such Shareholders' Meeting shall affect the rates of exchange of FCFC Stock for Reliable Stock provided in the Plan of Merger, alter or change any term of the certificate of incorporation of the surviving corporation to be effected by the Merger, or alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holder of any class or series thereof of Reliable or Interim



             Reliable. FCFC or Reliable may (i) extend the time for the performance of any of the obligations of the other party,
             (ii) waive any inaccuracies in the representations and warranties of the other party, (iii) waive compliance by the other party with any of the covenants or agreements contained herein and the performance of any obligations of the other party and (iv) waive the fulfillment of any condition (other than Sections 2(a), (b), (d) and (g) hereof) that is precedent to the performance by it of any of its obligations under this Agreement, all of the above to the fullest extent permitted by law.

                  (f)  Communications.  All notices and other
             communications hereunder shall be in writing and shall be deemed to have been given if delivered by hand or mailed, first-class, registered or certified mail, postage prepaid, addressed as follows:

                  If to FCFC:

                       First Commonwealth Financial Corporation
                       Old Courthouse Square
                       P.O. Box 400
                       Indiana, Pennsylvania  15701-0400

                       Attention:  E. James Trimarchi, Chairman

                  With a copy to:

                       Tomb and Tomb
                       402 Indiana Theatre Building
                       Indiana, Pennsylvania  15701

                       Attention:  David R. Tomb, Jr., Esquire

                  If to Reliable:

                       Reliable Financial Corporation
                       428 Station Street
                       Bridgeville, Pennsylvania  15017-2002

                       Attention:  Stephen Grippi, President

                  With a copy to:

                       Raymond J. Gustini, Esquire
                       Kelley Drye & Warren
                       2300 M Street, N.W.
                       Washington, D.C.  20037


             or at such other address or addresses as may hereafter be furnished by the addressee party.



                  (g) Counterparts; Headings. This Agreement may be executed in several counterparts, each of which will constitute an original. The headings and captions contained herein are for reference purposes only and do not constitute a part hereof.

                  (h) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the law of the Commonwealth of Pennsylvania and, to the extent applicable, the law of the United States.

                  (i) Entire Agreement. This Agreement, together with the Plan of Merger, sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements or understandings among the parties with respect thereto.

                  IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the date first above written.


        Attest:                           FIRST COMMONWEALTH FINANCIAL
                                            CORPORATION


        /s/ David R. Tomb, Jr.            By /s/ E. James Trimarchi
        David R. Tomb, Jr., Secretary        E. James Trimarchi, Chairman

              [Corporate Seal]



        Attest:                           RELIABLE FINANCIAL CORPORATION


        /s/ Jean L. David                 By /s/ Stephen Grippi
        Jean L. David, Secretary             Stephen Grippi, President

              [Corporate Seal]
















                                                           APPENDIX A


                                  PLAN OF MERGER


                  PLAN OF MERGER (the "Plan") made by RELIABLE FINANCIAL CORPORATION, a Delaware corporation having its principal place of business at 428 Station Street, Bridgeville, Allegheny County, Pennsylvania ("Reliable"), and INTERIM RELIABLE, INC., a Pennsylvania business corporation having its principal place of business at 428 Station Street, Bridgeville, Allegheny County, Pennsylvania ("Interim Reliable"). Reliable and Interim Reliable are hereinafter sometimes referred to as the "Constituent Corporations."

                               W I T N E S S E T H:

                  WHEREAS, First Commonwealth Financial Corporation, a Pennsylvania business corporation having its principal place of business at Old Courthouse Square, 22 North Sixth Street, Indiana, Pennsylvania ("FCFC"), is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and prior to the merger contemplated hereby will be the owner of all the issued and outstanding capital stock of Interim Reliable; and

                  WHEREAS, FCFC and Reliable have entered into an
        Agreement and Plan of Reorganization dated as of April   , 1994
        (the "Reorganization Agreement"), which provides, among other things, for the execution of this Plan and the acquisition of Reliable by FCFC by means of the merger (the "Merger") of Reliable into Interim Reliable;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for the purpose of stating the method, terms and conditions of the Merger, including the rights of the shareholders of Reliable and Interim Reliable, and such other details and provisions as are deemed desirable, the parties hereto, each intending to be legally bound hereby, agree as follows:

                  1. The Merger. Subject to the terms and conditions of this Plan and the Reorganization Agreement, and in accordance with the laws of the State of Delaware and the Commonwealth of Pennsylvania, on the Effective Date (as defined in Section 8(g) of the Reorganization Agreement) Reliable shall be merged into Interim Reliable, which shall be the surviving corporation.

                  2. Articles of Incorporation and By-Laws. Upon the Merger becoming effective, the Articles of Incorporation and By-Laws of Interim Reliable as in effect on the Effective Date shall continue in effect without change therein by reason of the Merger, except that Article 1 of the Articles of Incorporation shall be changed to and be as follows in its entirety:



                     1. The name of the corporation is Reliable Financial Corporation.

                  3. Directors, Officers, Employees. Upon the Merger becoming effective, the persons who are then members of the Board of Directors of Reliable plus E. James Trimarchi and Joseph E. O'Dell shall become the Board of Directors of the surviving corporation, the persons who are then officers of Reliable shall become the officers of, and shall hold the same offices with, the surviving corporation and the persons who are then employees of Reliable shall become the employees of, and shall hold the same positions with, the surviving corporation.

                  4.  Conversion of Reliable Shares.

                  (a) Subject to the provisions of Section 6 hereof with respect to the payment of fractional shares in cash, each share of Common Stock, par value $.01 per share, of Reliable ("Reliable Common Stock") issued and outstanding immediately before the Merger becomes effective shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into 1.6 shares of Common Stock, par value $1 per share, of FCFC ("FCFC Common Stock").

                  (b) Each share of Reliable Common Stock which is issued and owned by Reliable as treasury stock on the Effective Date shall, by virtue of the merger and without any action on the part of Reliable, be retired and cancelled.

                  (c) Each outstanding option to purchase shares of Reliable Common Stock under Reliable's 1992 Stock Option Plans shall be converted into and become an option to purchase FCFC Common Stock at the rate of 1.6 shares of FCFC Common Stock for each share of Reliable Common Stock subject to the option. Except as provided in the preceding sentence, each such option shall be upon the same terms and conditions and have the same provisions that were contained therein immediately before the Merger becomes effective.

                  5. Surviving Corporation Stock. The number of shares of Common Stock, par value $1 per share, of the surviving corporation ("Surviving Corporation Common Stock") issued and outstanding immediately before the Merger becomes effective, all of which will be owned by FCFC, shall, by virtue of the Merger and without any action on the part of the holder thereof, be increased to 1,000,000 shares of Surviving Corporation Common Stock, all of which shares shall be owned by FCFC, and the capital surplus of the surviving corporation shall by virtue of the Merger be increased to $11,500,000.

                  6.  Surrender and Exchange of Reliable Stock
        Certificates. Upon the Merger becoming effective, holders of certificates that represent shares of Reliable Common Stock


        outstanding immediately before the Merger becomes effective (hereinafter called "Old Certificates") shall cease to be, and shall have no rights as, shareholders of Reliable. Old Certificates shall be exchangeable by the holders thereof (upon surrender of such Old Certificates in the manner provided in the transmittal materials described below) for a certificate or certificates for that number of shares of FCFC Common Stock equal to the product of 1.6 times the number of shares of Reliable Common Stock represented by the Old Certificates so surrendered; provided, however, that each holder of Old Certificates who would otherwise be entitled to receive a fraction of a share of FCFC Common Stock (after taking into account all shares of Reliable Common Stock represented by the Old Certificates then surrendered by such holder) shall receive from FCFC, in lieu thereof, cash in an amount equal to such fractional part of a share multiplied by the value of $19 for one whole share of FCFC Common Stock, which was the price per share that was the basis of the negotiations between FCFC and Reliable.

                  As promptly as practicable after the Effective Date, FCFC shall send or cause to be sent to each holder of record of Reliable Common Stock as of the close of business on the Effective Date transmittal materials for use in surrendering Old Certificates in exchange for certificates representing FCFC Common Stock. The letter of transmittal will contain instructions with respect to the surrender of Old Certificates.

                  No interest shall accrue or be payable in respect of any cash payable upon surrender for exchange of Old Certificates. If any dividend on FCFC Common Stock is declared by FCFC after the Effective Date, the declaration shall include dividends on all whole shares of FCFC Common Stock into which shares of Reliable Common Stock have been converted under this Plan, but no former holder of record of Reliable Common Stock will be entitled to receive a distribution of any such dividend until surrender of the shareholder's Old Certificates shall have been effected in accordance with the instructions furnished by FCFC. Upon surrender for exchange of a shareholder's Old Certificates, such shareholder shall be entitled to receive from FCFC an amount equal to all such dividends declared (without interest thereon and less the amount of taxes, if any, which may have been imposed or paid thereon), and for which the payment date has occurred, on the whole shares of FCFC Common Stock into which the shares of Reliable Common Stock represented by such Old Certificates have been converted.

                  After the Merger becomes effective, there shall be no transfers on the stock transfer books of Reliable or FCFC of shares of Reliable Common Stock. If, after the Effective Date, Old Certificates are presented for transfer, they shall be cancelled and certificates representing whole shares of FCFC Common Stock (and cash in lieu of any fractional share) shall be issued or paid in exchange therefor as provided herein.



                  7. No Dissenters' Rights. Under Section 262 of the Delaware General Corporation Law, the rights and remedies of a dissenting shareholder are not available to a holder of Reliable Common Stock who objects to this Plan.

                  8. Certificate and Articles of Merger. Upon fulfillment of all conditions in Section 2 of the Reorganization Agreement other than completion of the Closing (as defined in Section 8(a) of the Reorganization Agreement), Reliable and Interim Reliable will execute a Certificate of Merger in compliance with the requirements of the Delaware General Corporation Law and Articles of Merger in compliance with the requirements of the Pennsylvania Business Corporation Law of 1988, as amended (the "Pennsylvania Business Corporation Law"), and will deliver them to the Delaware Secretary of State and Pennsylvania Department of State, respectively, specifying that the Merger shall be effective as of the close of business on the last day of the month in which the Closing occurs or such other date and time as the parties may agree.

                  9. Termination and Amendment. Notwithstanding approval by the shareholders of Reliable or Interim Reliable or both of them, this Plan shall be terminated and the Merger shall be abandoned in the event of termination of the Reorganization Agreement as provided therein. If there is such termination after delivery of the Certificate of Merger to the Delaware Secretary of State and Articles of Merger to the Pennsylvania Department of State, such Certificate of Merger and Articles of Merger shall be withdrawn, terminated and cancelled. Subject to applicable law, this Plan may be amended in any respect by an instrument in writing signed by an authorized officer of each of Reliable and Interim Reliable before or after the shareholders' meeting referred to in Section 6(b) of the Reorganization Agreement at any time before the Merger becomes effective, except that no such amendment after such shareholders' meeting shall affect the rates of exchange provided in Sections 4 and 6 of this Plan, alter or change any term of the certificate of incorporation of the surviving corporation to be effected by the Merger, or alter or change any of the terms and conditions of this Plan if such alteration or change would adversely affect the holder of any class or series thereof of Reliable or Interim Reliable.

                  10. Effect of Merger. On the Effective Date, the separate existence of Reliable shall cease, and all of the property (real, personal and mixed), rights, powers, duties and obligations of Reliable and Interim Reliable shall be taken and deemed to be transferred to and vested in Interim Reliable, as the surviving corporation, without further act or deed, all as provided in the Delaware General Corporation Law and the Pennsylvania Business Corporation Law.

                  11. Further Assurances. If at any time Interim Reliable shall consider or be advised that any further


        assignments, conveyances or assurances in law are necessary or desirable to vest, perfect or confirm of record in Interim Reliable the title to any property or rights of the Constituent Corporations, or otherwise to carry out the provisions hereof, the proper officers and directors of the Constituent Corporations immediately before the Effective Date shall, on behalf of the Constituent Corporations, execute and deliver any and all proper deeds, assignments and assurances in law, and do all things necessary or proper to vest, perfect or confirm title to such property or rights in Interim Reliable and otherwise to carry out the provisions hereof.

                  12. Counterparts; Headings. This Plan may be executed in several counterparts, each of which will constitute an original. The headings and captions contained herein are for reference purposes only and do not constitute a part hereof.

                  13. Governing Law. This Plan shall be governed by and construed and enforced in accordance with the law of the Commonwealth of Pennsylvania.

                  IN WITNESS WHEREOF, the parties have executed this Agreement this 21st day of April, 1994.


        Attest:                            RELIABLE FINANCIAL CORPORATION


        /s/ Jean L. David                  By /s/ Stephen Grippi
        Jean L. David, Secretary              Stephen Grippi, President

            [Corporate Seal]


        Attest:                            INTERIM RELIABLE, INC.


        /s/ David R. Tomb, Jr.             By /s/ E. James Trimarchi
        David R. Tomb, Jr., Secretary         E. James Trimarchi, President

            [Corporate Seal]















                                                                APPENDIX B




                           COMMONWEALTH OF PENNSYLVANIA
                                DEPARTMENT OF STATE
                                CORPORATION BUREAU



                             Articles of Incorporation


                  In compliance with the requirements of   1306 of the

        Business Corporation Law of 1988, Act of December 21, 1988 (P.L.

        1444, No. 177), as amended (15 Pa.C.S.   1306), the undersigned,

        desiring to incorporate a business corporation, hereby certifies that:


                  1. Corporate Name. The name of the Corporation is Interim Reliable, Inc.

                  2. Registered Office. The location and post office address of the initial registered office of the Corporation in this Commonwealth is 428 Station Street, Bridgeville, Allegheny County, Pennsylvania 15017-2002.

                  3. Business Corporation Law of 1988. The Corporation is incorporated under the provisions of the Business Corporation Law of 1988.

                  4. Capital Stock. The aggregate number of shares that the Corporation shall have authority to issue is 10,000,000 shares of Common Stock, par value $1 per share.

                  5. No Cumulative Voting. The shareholders of the Corporation shall not be entitled to cumulate their votes for the election of directors.

                  6. Incorporator. The name and post office address of the incorporator is Joseph E. O'Dell, 152 Timber Springs Lane, White Township, Indiana, Pennsylvania 15701.

                  7.  Personal Liability of Directors.

                  (a) Elimination of Liability. To the fullest extent that the laws of the Commonwealth of Pennsylvania, as now in effect or as hereafter amended, permit elimination or limitation


        of the liability of directors, no director of the Corporation shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director.

                  (b) Nature and Extent of Rights. The provisions of this Article shall be deemed to be a contract with each director of the Corporation who serves as such at any time while this
        Article is in effect and each such director shall be deemed to be so serving in reliance on the provisions of this Article. Any amendment or repeal of this Article or adoption of any By-Law or provision of the Articles of the Corporation which has the effect of increasing director liability shall operate prospectively only and shall not have any effect with respect to any action taken, or any failure to act, by a director prior thereto.

                  8. By-Laws. The power to make, alter, amend and repeal the By-Laws of the Corporation is expressly vested in the Board of Directors, subject, however, to the power of the shareholders of the Corporation to change such action.


                  IN WITNESS WHEREOF, the Incorporator has signed and

        sealed these Articles of Incorporation this 18th day of April,

        1994.



                                         /s/ Joseph E. O'Dell      (Seal)
                                             Joseph E. O'Dell






















                                        B-2